UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2019

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	WTT	NYSE American

Item 7.01 Regulation FD Disclosure.

On November 13, 2019, Wireless Telecom Group, Inc. (“the Company”) signed a definitive agreement to acquire Holzworth Instrumentation Inc. (“Holzworth”) a Boulder, Colorado based provider of specialty phase noise analyzers and signal generators. For the 9-month period (unaudited) ended September 30, 2019, Holzworth’s revenues were approximately $4.4 million.

Holzworth instruments are used by government labs, the semiconductor industry, and network equipment providers, among others, in research and automated test environments. The Company expects to close this acquisition in the months ahead.

The definitive agreement provides for an initial purchase price for Holzworth of $8.0 million of cash payable at closing, $1.5 million in deferred cash payments, and $500,000 of Wireless Telecom Group Inc. common stock based on the 90-day volume weighted average share price of $1.44 per share, which shares are subject to a 36-month lock-up provision. The two deferred purchase price payments are $750,000 each ($1.5 million in total), and may be reduced if Holzworth’s earnings before interest expense, tax expense, depreciation expense and amortization expense (“EBITDA”), as defined in the acquisition agreement, for the twelve months ended December 31, 2019 or 2020 is less than $1.25 million. In addition, the Company has agreed to make two earnout payments of up to a maximum of $7.0 million in total, the amount of which will be determined based on Holzworth’s EBITDA, as defined in the acquisition agreement, above $1.25 million for the twelve months ended December 31, 2020 and December 31, 2021. Finally, the Company and Holzworth have agreed to a final purchase price adjustment based on Holzworth’s closing date working capital, as defined in the acquisition agreement.

The transaction is conditioned upon the Company obtaining anticipated proceeds from a debt financing in an amount sufficient to pay the total closing cash consideration of the acquisition of $8.0 million. The Company is engaged in a process to obtain such financing.

The first deferred purchase price payment of $750,000 is due in three equal quarterly installments on March 31, 2020, June 30, 2020 and September 30, 2020. The second deferred purchase price payment of $750,000 is payable on March 31, 2021. The first earnout payment is due no later than March 31, 2021 and will be an amount equal to two times the excess Holzworth EBITDA, as defined, above $1.25 million as calculated for the twelve-month period ended December 31, 2020. The second earnout payment is due no later than March 31, 2022 and will be an amount equal to two times the excess Holzworth EBITDA, as defined, above $1.25 million for the twelve-month period ended December 31, 2021 less the first earnout payment.

The Holzworth acquisition agreement includes customary representations and warranties and indemnifications of both the Company and Holzworth and is subject to customary closing conditions in addition to the condition of the Company obtaining debt financing sufficient to pay the cash consideration.

This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements include, among others, statements regarding our expectation that the Holzworth acquisition will close in the months ahead. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results, including, among others, the ability of the Company to obtain appropriate debt financing for the transaction on favorable terms or at all, as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, as except as required by law.

On November 14, 2019, the Company issued a press release announcing the acquisition of Holzworth. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

99.1 Press release, dated November 14, 2019, issued by Wireless Telecom Group, Inc. announcing the acquisition of Holzworth Instrumentation Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: November 14, 2019	By:	/s/ Michael J Kandell
Michael J Kandell
Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated November 14, 2019, issued by Wireless Telecom Group, Inc. announcing the acquisition of Holzworth Instrumentation Inc.